Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ISPECIMEN INC.

iSpecimen Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is: iSpecimen Inc.

2.	The board of directors of the Corporation (the “Board”) duly adopted on the 28th day of March, 2021, in accordance with Section 141(f) of the DGCL, a resolution proposing and declaring advisable an amendment to the Third Amended and Restated Certificate of Incorporation of said Corporation to consummate a reverse stock split of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), which such resolution was approved by the stockholders of the Corporation on the 29th day of March, 2021.

3.	Article Fourth of the Third Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph:

“Upon effectiveness of this Certificate of Amendment (the “Split Effective Time”), each share of Common Stock issued and outstanding immediately prior to Split Effective Time shall be automatically changed and reclassified into a smaller number of shares such that each 5.545 shares of issued Common Stock immediately prior to the Split Effective Time is reclassified into one share of Common Stock. Notwithstanding the immediately preceding sentence, there shall be no fractional shares issued, and any fraction of a share as a result of the reclassification, following the Split Effective Time, shall be rounded down. No stockholders will receive cash in lieu of fractional shares.”

4.	The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation shall be effective as of March 30, 2021.

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IN WITNESS WHEREOF, iSpecimen Inc. has caused this Certificate to be executed by its duly authorized officer on this 30th day of March, 2021.

ISPECIMEN INC.

By:	/s/ Christopher Ianelli
Name: Dr. Christopher Ianelli
Title: President & Chief Executive Officer